MORGAN STANLEY
                             SPECTRUM SERIES







        January 2003
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated April 30, 2002 and the Prospectus Supplement dated January 24, 2003.








                                                       Issued: February 28, 2003




[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
Historical Fund Performance
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.



                       1991     1992    1993     1994    1995     1996    1997     1998    1999     2000    2001    2002    2003
Fund                     %        %       %        %       %        %       %       %        %        %       %       %       %
----------------------------------------------------------------------------------------------------------------------------------
Spectrum Commodity..    --       --      --       --      --       --      --    (34.3)    15.8      3.2   (25.6)   16.6     0.1
                                                                                                                          (1 mo.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency...    --       --      --       --      --       --      --      --       --      11.7    11.1    12.2     5.0
                                                                                                  (6 mos.)                (1 mo.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum Global
  Balanced..........    --       --      --      (1.7)   22.8     (3.6)   18.2     16.4     0.7      0.9    (0.3)  (10.1)    0.3
                                               (2 mos.)                                                                   (1 mo.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum Select ....   31.2    (14.4)   41.6     (5.1)   23.6      5.3     6.2     14.2    (7.6)     7.1     1.7    15.4     4.7
                     (5 mos.)                                                                                             (1 mo.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic..    --       --      --       0.1    10.5     (3.5)    0.4      7.8    37.2    (33.1)   (0.6)    9.4    13.8
                                               (2 mos.)                                                                   (1 mo.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical..    --       --      --      (2.2)   17.6     18.3     7.5     10.2    (7.5)     7.8    (7.2)   23.3    12.8
                                               (2 mos.)                                                                   (1 mo.)
----------------------------------------------------------------------------------------------------------------------------------

                       Inception-
                         to-Date   Annualized
                         Return      Return
Fund                        %           %
---------------------------------------------

Spectrum Commodity..      (31.8)      (7.3)

---------------------------------------------
Spectrum Currency...       46.3       15.8

---------------------------------------------
Spectrum Global
  Balanced..........       46.2        4.7

---------------------------------------------
Spectrum Select ....      189.5        9.7

---------------------------------------------
Spectrum Strategic..       31.3        3.4

---------------------------------------------
Spectrum Technical..      107.6        9.3

---------------------------------------------

--------------------------------------------------------------------------------
Demeter Management Corporation
--------------------------------------------------------------------------------

 c/o Morgan Stanley Managed Futures
 825 Third Avenue, 9th Floor
 New York, NY 10022
 Telephone (212) 310-6444
 MORGAN STANLEY SPECTRUM SERIES
 MONTHLY REPORT
 JANUARY 2003

Dear Limited Partner:

   The Net Asset Value per Unit for each of the six Morgan Stanley Spectrum Funds as of January 31, 2003 was as follows:

FUND                              N.A.V.      % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Commodity               $ 6.82                  .12%
Spectrum Currency                $14.63                 5.02%
Spectrum Global Balanced         $14.62                  .39%
Spectrum Select                  $28.95                 4.68%
Spectrum Strategic               $13.13                13.74%
Spectrum Technical               $20.76                12.76%

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Limited Partners of Spectrum Commodity are reminded that effective December 31, 2002, trading within the Fund terminated. Demeter Management Corporation, the general partner of Spectrum Commodity, commenced dissolution of the Fund effective January 31, 2003.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation c/o Morgan Stanley Managed Futures, 825 Third Avenue, 9th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.


Sincerely,


/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
President
Demeter Management Corporation
General Partner

--------------------------------------------------------------------------------
Spectrum Select
--------------------------------------------------------------------------------

(Data below is represented by a bar graph in the original report.)

                      Month ended         YTD ended
                    January 31, 2003   January 31, 2003
                    ----------------   ----------------
Australian dollar         0.81               0.81
British pound            -1.04              -1.04
Euro                      4.27               4.27
Japanese yen              0.13               0.13
Swiss franc               0.78               0.78
Minor currencies          1.07               1.07

     Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Greek drachma, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were recorded from long positions in the euro, Swiss franc, and Czech koruna versus the U.S. dollar as the dollar's value continued to weaken amid renewed fears of a military conflict with Iraq, increased tensions with North Korea, and weak U.S. economic data.

> Additional gains stemmed from long positions in the Australian dollar and New Zealand dollar relative to the U.S. dollar as the value of these currencies strengthened on the heels of higher gold prices.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Short positions in the British pound versus the U.S. dollar resulted in losses as the pound's value increased amid news of a stronger-than-expected British consumer confidence report and improved British housing sales data.

--------------------------------------------------------------------------------
Spectrum Global Balanced
--------------------------------------------------------------------------------

(Data below is represented by a bar graph in the original report.)



                  Month ended                  YTD ended
                January 31, 2003            January 31, 2003
                ----------------            ----------------
Currencies           0.91                        0.91
Interest Rates        0.4                         0.4
Stock Indices       -1.29                       -1.29
Energies             0.76                        0.76
Metals               0.22                        0.22
Agriculturals       -0.24                       -0.24

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Long positions in most major currencies versus the U.S. dollar resulted in gains as the dollar fell throughout a majority of the month amid domestic economic concerns and renewed fears of a military conflict with Iraq. Additional gains were recorded from long positions in the New Zealand dollar versus the U.S. dollar as its value strengthened on the heels of higher gold prices.

> Long positions in crude oil futures experienced gains as prices trended higher on concerns that a potential military conflict with Iraq could curb market supply. Additional gains were recorded from long positions in natural gas futures as prices rallied in response to prolonged frigid temperatures in the northeastern and midwestern U.S.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Long positions in European, U.S., and Japanese stock index futures resulted in losses as global equity prices declined amid ongoing fears concerning increased global tensions.

--------------------------------------------------------------------------------
Spectrum Select
--------------------------------------------------------------------------------

(Data below is represented by a bar graph in the original report.)

                  Month ended                  YTD ended
                January 31, 2003            January 31, 2003
                ----------------            ----------------
Currencies           3.71                         3.71
Interest Rates       -0.3                         -0.3
Stock Indices       -0.72                        -0.72
Energies             1.97                         1.97
Metals               1.04                         1.04
Agriculturals       -0.15                        -0.15

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were recorded from long positions in the euro and Swiss franc as the value of the European currencies strengthened against the U.S. dollar amid renewed fears of a military conflict with Iraq, increased tensions with North Korea, and weak U.S. economic data.

> Long positions in crude oil futures resulted in gains as prices trended higher amid fears that a potential military conflict with Iraq could curb market supply. Additional gains were recorded from long positions in natural gas futures as prices rallied in response to prolonged frigid temperatures in the northeastern and midwestern U.S.

> In the metals futures markets, gains were recorded from long positions in gold futures as prices increased in response to continued weakness in the U.S. dollar, worries regarding corporate earnings announcements, and the prospect of military conflict with Iraq.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were incurred from long positions in U.S. stock index futures as equity prices decreased amid strong investor demand for bonds, rising oil prices, and the possibility of military conflict in the Persian Gulf.

> Losses in global interest rate futures resulted from long positions in U.S. interest rate futures as prices declined early in the month amid a temporary increase in manufacturing activity in the U.S. midwest.

--------------------------------------------------------------------------------
Spectrum Strategic
--------------------------------------------------------------------------------


(Data below is represented by a bar graph in the original report.)

                  Month ended                  YTD ended
                January 31, 2003            January 31, 2003
                ----------------            ----------------
Currencies           1.67                        1.67
Interest Rate        1.12                        1.12
Stock Indices        0.39                        0.39
Energies             0.65                        0.65
Metals               2.07                        2.07
Agriculturals        9.03                        9.03

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were recorded from long positions in cocoa futures as continued political instability and fighting in the Ivory Coast resulted in supply concerns and higher prices. Additional gains resulted from long positions in sugar futures as prices rose on speculative buying ahead of the Brazilian harvest.

> Long positions in copper futures resulted in gains as prices reached a twenty-month high following the release of positive U.S. manufacturing data and continued supply and demand concerns. Long positions in gold futures provided additional gains as prices increased amid strong demand among investors who sought the security of the safe-haven metal.

> In the currency markets, gains were recorded from long positions in the Australian dollar as its value climbed to a two-and-a-half year high relative to the U.S. dollar on the heels of higher gold prices.

> Gains were recorded from long positions in Japanese interest rate futures as prices increased amid continued uncertainty concerning the Japanese economy.

> Long positions in natural gas futures experienced gains as prices rallied in response to prolonged frigid temperatures in the northeastern and midwestern U.S. Additional gains resulted from long positions in crude oil futures as prices trended higher amid fears that a potential military conflict with Iraq could curb market supply.

--------------------------------------------------------------------------------
Spectrum Technical
--------------------------------------------------------------------------------


(Data below is represented by a bar graph in the original report)


                  Month ended                  YTD ended
                January 31, 2003            January 31, 2003
                ----------------            ----------------
Currencies           4.69                        4.69
Interest Rates       2.21                        2.21
Stock Indices        0.93                        0.93
Energies             3.65                        3.65
Metals               1.76                        1.76
Agriculturals        0.81                        0.81

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the currency markets, long positions in the euro resulted in gains as its value rose to a three-year high versus the U.S. dollar amid renewed fears of a military conflict with Iraq, increased tensions with North Korea, and weak U.S. economic data.

> Long positions in natural gas futures experienced gains in response to prolonged frigid temperatures in the northeastern and midwestern U.S. Additional gains were provided from long positions in crude oil futures as prices trended higher amid fears that a potential military conflict with Iraq could curb market supply.

> In the global interest rate futures markets, gains were recorded early in the month from short positions in U.S. interest rate futures as prices declined amid a temporary increase in U.S. manufacturing activity. Additional gains were recorded late in the month from long positions in European and U.S. interest rate futures as strong demand from investors seeking the security of fixed income investments sent prices higher. Additional gains were recorded from long positions in Japanese interest rate futures as prices increased amid continued uncertainty concerning the Japanese economy.

<    Long positions in gold futures resulted in gains as prices increased amid strong demand among investors who sought the security of the safe-haven metal. Long positions in copper futures provided additional gains as prices reached a twenty-month high following the release of positive U.S. manufacturing data and continued supply and demand concerns.

> Short positions in European stock index futures resulted in gains as prices were driven lower amid higher energy prices, fears of a military conflict with Iraq, and strong investor demand for fixed income investments.

> Gains were also recorded from long positions in sugar futures as prices rose on speculative buying ahead of the Brazilian harvest.

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                                       9

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
Statements of Operations
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JANUARY 31, 2003 (UNAUDITED)

                                       MORGAN STANLEY
                                     SPECTRUM COMMODITY
                                 --------------------------
                                             PERCENTAGE OF
                                            JANUARY 1, 2003
                                               BEGINNING
                                  AMOUNT    NET ASSET VALUE
                                 --------------------------
                                      $               %
REVENUES
Trading profit (loss):
   Realized                           --             --
   Net change in unrealized           --             --
                                 -------        -------
     Total Trading Results            --             --
Interest income (Note 2)          10,215            .12
                                 -------        -------
     Total Revenues               10,215            .12
                                 -------        -------
EXPENSES
Incentive fees (Note 3)               --             --
Brokerage fees (Note 2)               --             --
Management fees (Note 2 & 3)          --             --
                                 -------        -------
     Total Expenses                   --             --
                                 -------        -------

NET INCOME                        10,215            .12
                                 =======        =======

 MORGAN STANLEY SPECTRUM SERIES
-----------------------------------------------------------------
Statement of Changes in Net Asset Value
-----------------------------------------------------------------
 FOR THE MONTH ENDED JANUARY 31, 2003 (UNAUDITED)



                                        MORGAN STANLEY
                                      SPECTRUM COMMODITY
                            -----------------------------------
                                                          PER
                                UNITS         AMOUNT      UNIT
                            --------------  -----------  ------
                                                  $         $
Net Asset Value,
  January 1, 2003            1,286,548.090    8,760,779    6.81
Net Income                              --       10,215     .01
Redemptions                 (1,286,548.090)  (8,770,994)  (6.82)
Subscriptions                           --           --      --
                            --------------  -----------
Net Asset Value,
  January 31, 2003                      --          --       --
                            ==============  ===========


   The accompanying notes are an integral part of these financial statements.

         MORGAN STANLEY               MORGAN STANLEY
        SPECTRUM CURRENCY        SPECTRUM GLOBAL BALANCED
-----------------------------   --------------------------
               PERCENTAGE OF                PERCENTAGE OF
              JANUARY 1, 2003              JANUARY 1, 2003
                 BEGINNING                    BEGINNING
   AMOUNT    NET ASSET VALUE     AMOUNT   NET ASSET VALUE
---------    ----------------   -------   ----------------
     $              %               $               %


        --            --        310,107             .62
 5,789,995          6.02         83,881             .17
----------       -------       --------         -------
 5,789,995          6.02        393,988             .79
    71,166           .07         50,070             .10
----------       -------       --------         -------
 5,861,161          6.09        444,058             .89
----------       -------       --------         -------

   503,240           .52             --              --
   368,611           .38        193,219             .38
   160,266           .17         52,504             .12
----------       -------       --------         -------
 1,032,117          1.07        245,723             .50
----------       -------       --------         -------

 4,829,044          5.02        198,335             .39
==========       =======       ========         =======



-----------------------------------------------------------------------------


        MORGAN STANLEY                           MORGAN STANLEY
       SPECTRUM CURRENCY                    SPECTRUM GLOBAL BALANCED
 -----------------------------------   -----------------------------------
                               PER                                   PER
     UNITS          AMOUNT     UNIT        UNITS          AMOUNT     UNIT
 -------------   -----------  ------   -------------    ----------   -----
                      $         $                             $        $

 6,902,618.107    96,159,452   13.93   3,460,180.682    50,405,432   14.57
            --     4,829,044     .70              --       198,335     .05
   (59,583.276)     (871,703)  14.63     (72,220.486)   (1,055,864)  14.62
   450,172.420     6,586,023   14.63      49,437.367       722,774   14.62
 -------------   -----------           -------------    ----------

 7,293,207.251   106,702,816   14.63   3,437,397.563    50,270,677   14.62
 =============   ===========           =============    ==========

 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
Statements of Operations
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JANUARY 31, 2003 (UNAUDITED)

                                        MORGAN STANLEY
                                       SPECTRUM SELECT
                              -----------------------------
                                             PERCENTAGE OF
                                            JANUARY 1, 2003
                                               BEGINNING
                                  AMOUNT    NET ASSET VALUE
                              -----------------------------
                                      $               %

REVENUES
Trading profit (loss):
   Realized                    6,873,624           2.33
   Net change in unrealized    9,691,751           3.28
                              ----------       --------
     Total Trading Results    16,565,375           5.61
Interest income (Note 2)         231,972            .08
                              ----------       --------
     Total Revenues           16,797,347           5.69
                              ----------       --------

EXPENSES
Brokerage fees (Note 2)        1,784,575            .60
Management fees (Note 2 & 3)     738,444            .26
Incentive fees (Note 3)          447,140            .15
                              ----------       --------
   Total Expenses              2,970,159           1.01
                              ----------       --------

NET INCOME                    13,827,188           4.68
                              ==========       ========

 MORGAN STANLEY SPECTRUM SERIES
---------------------------------------------------------------
Statement of Changes in Net Asset Value
-----------------------------------------------------------------
 FOR THE MONTH ENDED JANUARY 31, 2003 (UNAUDITED)



                                        MORGAN STANLEY
                                        SPECTRUM SELECT
                           -----------------------------------------
                                                                 PER
                               UNITS           AMOUNT            UNIT
                           --------------   ------------       -------
                                                  $               $
Net Asset Value,
  January 1, 2003          10,681,668.047    295,377,799        27.65
Net Income                             --     13,827,188         1.30
Redemptions                   (83,232.108)    (2,409,570)       28.95
Subscriptions                 351,877.390     10,186,849        28.95
                           --------------   ------------        -----
Net Asset Value,
  January 31, 2003         10,950,313.329    316,982,266        28.95
                           ==============   ============        =====

The accompanying notes are an integral part of these financial statements.

                MORGAN STANLEY                MORGAN STANLEY
             SPECTRUM STRATEGIC             SPECTRUM TECHNICAL
      -----------------------------     --------------------------
                     PERCENTAGE OF                  PERCENTAGE OF
                    JANUARY 1, 2003                JANUARY 1, 2003
                       BEGINNING                      BEGINNING
          AMOUNT    NET ASSET VALUE       AMOUNT   NET ASSET VALUE
      ----------   ----------------     --------   ---------------
           $              %                 $               %



       5,768,956          7.65        12,249,083           3.65
       5,590,609          7.42        34,960,439          10.41
      ----------     ---------        ----------       --------
      11,359,565         15.07        47,209,522          14.06
          62,048           .08           272,577            .08
      ----------     ---------        ----------       --------
      11,421,613         15.15        47,482,099          14.14
      ----------     ---------        ----------       --------


         455,355           .60         2,028,922            .60
         188,423           .25           717,598            .21
         424,554           .56         1,898,384            .57
      ----------     ---------        ----------       --------
       1,068,332          1.41         4,644,904           1.38
      ----------     ---------        ----------       --------

      10,353,281         13.74        42,837,195          12.76
      ==========     =========        ==========       ========



    MORGAN STANLEY                                 MORGAN STANLEY
 SPECTRUM STRATEGIC                               SPECTRUM TECHNICAL
----------------------------------      -------------------------------------
                              PER                                       PER
    UNITS          AMOUNT     UNIT           UNITS         AMOUNT       UNIT
-------------    ----------   ----      --------------    ----------    ----
                      $         $                             $           $
6,530,775.305    75,369,072   11.54     18,239,525.857    335,821,626   18.41
           --    10,353,281    1.59                 --     42,837,195    2.35
  (65,957.079)     (866,016)  13.13       (179,698.516)    (3,730,541)  20.76
  155,726.442     2,044,688   13.13        497,739.701     10,333,075   20.76
-------------    ----------             --------------    -----------

6,620,544.668    86,901,025   13.13     18,557,567.042    385,261,355   20.76
=============    ==========             ==============    ===========

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
Notes to Financial Statements
--------------------------------------------------------------------------------
(UNAUDITED)
--------------------------------------------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Commodity L.P. ("Spectrum Commodity"), Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts and forward contracts on physical commodities and other commodity interests, including, but not limited to foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

     The Partnerships' general partner is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker for the Partnerships is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers for the Partnerships are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Demeter, Morgan Stanley DW, MS & Co. and MSIL are wholly-owned subsidiaries of Morgan Stanley.

     Effective December 31, 2002, Demeter terminated trading in Spe ctrum Commodity and commenced dissolution of the Partnership effective January 31, 2003, pursuant to its Limited Partnership Agreement.

     Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
Notes to Financial Statements
--------------------------------------------------------------------------------
(CONTINUED)


on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income on 80% of the month's average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced and Spectrum Commodity. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies due the Partnerships on futures interests, but not actually received.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

     Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

     Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by each Partnership.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
Notes to Financial Statements
--------------------------------------------------------------------------------
(CONTINUED)

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units will be paid by the Limited Partners or the Partnership. Morgan Stanley DW will pay all such costs.

REDEMPTIONS. Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge.

   The foregoing redemption charges are paid to Morgan Stanley DW.

   All redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreement) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Commodity terminated trading on December 31, 2002 and commenced dissolution of the Partnership effective January 31, 2003, pursuant to the Fund's Limited


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Notes to Financial Statements
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(CONTINUED)


Partnership Agreement. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025 regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
     John W. Henry & Company, Inc. ("JWH")
     Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
     SSARIS Advisors, LLC

Effective as of December 2002, SSARIS has assumed all of RXR's responsibilities with respect to acting as a trading advisor of the Partnership.



Morgan Stanley Spectrum Select L.P.
     EMC Capital Management, Inc.
     Northfield Trading L.P.
     Rabar Market Research, Inc.
     Sunrise Capital Management, Inc.

Morgan Stanley Spectrum Strategic L.P.
     Allied Irish Capital Management, Ltd.
     Blenheim Capital Management, L.L.C.
     Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
     Campbell & Company, Inc. ("Campbell")
     Chesapeake Capital Corporation ("Chesapeake")
     John W. Henry & Company, Inc.


                                       17
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MORGAN STANLEY SPECTRUM SERIES
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Notes to Financial Statements
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(CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% of Net Assets on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% of Net Assets on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% of Net Assets on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% of Net Assets on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% of Net Assets allocated to Campbell on the first day of each month and effective May 1, 2002, 1/12 of 3%, (reduced from 1/12 of 4% charged in previous months), of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 3% respectively).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each month.

   Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits for the Partnerships represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.


                                       18
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MORGAN STANLEY SPECTRUM SERIES
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Notes to Financial Statements
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(CONCLUDED)

   For all Partnerships, when trading losses are incurred, no incentive fees are paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

                         Demeter Management Corporation
                         c/o Morgan Stanley Managed Futures
                         825 Third Avenue, 9th Floor
                         New York, NY 10022




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